Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus of Investar Holding Corporation of our report dated March 12, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Investar Holding Corporation, appearing in the Annual Report on Form 10-K of Investar Holding Corporation for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ HORNE LLP

Baton Rouge, Louisiana

September 12, 2025